Exhibit 99.1

Virgin Media Announces the Successful Closing of $900 million and £400 million Senior Notes Offering

LONDON, October 30, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the closing of its subsidiary Virgin Media Finance PLC’s (the “Issuer”) previously announced offering of $900 million aggregate principal amount of 4.875% senior notes due 2022 and £400 million aggregate principal amount of 5.125% senior notes due 2022 (together, the “2022 Notes”). The 2022 Notes are guaranteed by Virgin Media and certain of Virgin Media’s subsidiaries, rank pari passu with the Issuer’s outstanding senior notes due in 2019 and 2022 and are effectively subordinated to any secured indebtedness of the Issuer.

Virgin Media intends to use the net proceeds from the notes offering to repurchase its outstanding 9.50% senior notes due 2016 and $250 million aggregate principal amount of its outstanding 8.375% dollar- and 8.875% sterling-denominated senior notes due 2019 pursuant to Virgin Media Finance PLC’s tender offer, announced October 10, 2012, any subsequent redemption of the senior notes due 2016 and to pay related fees and expenses. The early settlement date for the 9.50% senior notes due 2016 which have been validly tendered prior to the early tender deadline and not withdrawn pursuant to the tender offer is expected to be October 31, 2012.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement relating to the 2022 Notes became effective on February 27, 2012, and the 2022 Notes offering was made by means of a prospectus supplement.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ in the prospectus supplement and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman: +44 (0) 1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

Tavistock Communications

Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk